SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report: September 14, 2004

FindWhat.com, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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 Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On September 20, 2004, Daniel Brewster succeeded David Londoner as a member of the audit committee of the Board of Directors of FindWhat.com, Inc. (“FindWhat.com”), bringing the total number of Audit Committee members to three as required by Nasdaq Marketplace Rule 4350(d). Mr. Londoner resigned from the Board of Directors on August 13, 2004 due to personal reasons and not because of a disagreement with FindWhat.com’s operations, policies or procedures. In response to notification by FindWhat.com of Mr. Londoner’s resignation, on September 16, 2004, the Nasdaq Stock Market, Inc. notified FindWhat.com of the grace period to fill the vacancy created on the audit committee by Mr. Londoner’s resignation and that the total number of audit committee members had dropped below the threshold of three required by Nasdaq Marketplace Rule 4350(d).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On September 14, 2004, FindWhat.com issued a press release entitled “Seb Bishop Joins FindWhat.com, Inc.’s Board of Directors” in connection with Mr. Bishop’s appointment to the Board of Directors on that date. Mr. Bishop was appointed to the Board of Directors pursuant to the Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and Espotting Media Inc dated as of February 9, 2004.

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Item 9.01.   Financial Statements and Exhibits.

     (c)      Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 14, 2004, entitled “Seb Bishop Joins FindWhat.com, Inc.’s Board of Directors.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FindWhat.com, Inc.

Date: September 20, 2004	By:	/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 14, 2004, entitled “Seb Bishop Joins FindWhat.com, Inc.’s Board of Directors.”